Exhibit 99.5

Entry Nunc Pro Tunc

Issued by The Public Utilities Commission of Ohio

on January 9, 2013

BEFORE

THE PUBLIC UTILITIES COMMISSION OF OHIO

In the Matter of the Joint Application of	)
Ohio Edison Company, The Cleveland	)
Electric illuminating Company, and The	)
Toledo Edison Company for Authority to	)	Case No. 12-1465-EL-ATS
Issue Phase-In-Recovery Bonds and	)
Impose, Charge and Collect Phase-In-)
Recovery Charges and for Approval of	)
Tariff and Bill Format Changes.	)

ENTRY NUNC PRO TUNC

The Commission finds:

(1)	Pursuant to its December 19, 2012, Entry on Rehearing, the Commission granted in part and denied in part the application for rehearing filed by Ohio Edison Company, The Cleveland Electric Illuminating Company, and The Toledo Edison Company (collectively, Joint Applicants).

(2)	The second full paragraph, second sentence on page 5 of the December 19, 2012, Entry on Rehearing states that:

Specifically, the Commission clarifies that the Financing Order, p. 40, (10) should reflect that upfront and ongoing Financing Costs for the issuance of PIR Bonds, under the single combined issuance should not exceed five percent of the amounts reflected in columns B-D on Exhibit C of the application, Pages 1, 2 and the financial advisor expenses discussed infra.

In order to be consistent with our treatment of debt retirement costs, the aforementioned sentence should be revised as follows:

Specifically, the Commission clarifies that the Financing Order, p. 40, (10) should reflect that upfront and ongoing Financing Costs for the issuance of PIR Bonds, under the single combined issuance, should not exceed by more than five percent the amounts reflected in columns B-D on Exhibit C of the application, Pages 1, 2 and the financial advisor expenses discussed infra.

12-1465-EL-ATS	-2

(3)	The third full paragraph, second sentence on page 9 provides “that the first full paragraph on p. 21 of the Financing Order should be revised to read as follows….” The aforementioned sentence should be revised to reflect “that the second full paragraph on p. 21 of the Financing Order should be revised to read as follows ….”

(4)	The last finding on page 21 of the Financing Order reflects that “Joint Applicants propose that the following language should be adopted in the Financing Order at 41, Section VI.D.2:” The aforementioned sentence should be revised to reflect that “Joint Applicants propose that the following language should be adopted in the Financing Order at 41, Section Vl.D.13:”

(5)	Column (e) on Page 9 of the Revised Issuance Advice Letter currently is captioned as “Present Value of Phase-In-Recovery.” It should be captioned “Present Value of Phase-In-Recovery Charges.”

It is, therefore,

ORDERED, That the December 19, 2012, Entry on Rehearing be amended nunc pro tunc, to provide for the revised sentences and corrections as set forth above. It is, further,

12-1465-EL-ATS	-3

ORDERED, That a copy of this Entry be served upon all parties of record.

THE PUBLIC UTILITIES COMMISSION OF OHIO

Todd A. Snitchler, Chairman

/s/ Steven D. Lesser
Steven D. Lesser	Andre T. Porter

Lynn Slaby

JSA/vrm

Entered in the Journal

J“N 0 9 2C\3

Barcy F. McNeal
Secretary